UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 30, 2022

CVD EQUIPMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

New York	1-16525	11-2621692
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

355 South Technology Drive Central Islip, New York	11722
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (631) 981-7081

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CVV	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into A Material Agreement

The information set forth in Item 5.02 is incorporated by reference into this Item 1.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Thomas McNeill as Chief Financial Officer

Effective as of August 30, 2022, Thomas McNeill, the Chief Financial Officer, Executive Vice President, Secretary and Treasurer of CVD Equipment Corporation (the “Company”), resigned from all positions with the Company. Mr. McNeill’s resignation is not the result of any dispute or disagreement with the Company, including any matters relating to the Company’s accounting practices or financial reporting. In connection with Mr. McNeill’s resignation, the Company and Mr. McNeill entered into a Separation Agreement and General Release, dated as of August 31, 2022 (the “Separation Agreement”).

The following is a brief description of the material terms and conditions of the Separation Agreement:

(i)
Mr. McNeill’s status as an employee of the Company ends on September 30, 2022. Until that time, Mr. McNeill’s responsibilities shall include providing assistance in the transition of his former duties to other designated employees of the Company, as well as such other responsibilities as may be assigned to him by the Company’s Chief Executive Officer;

(ii)
The Company shall pay Mr. McNeill five months of severance at his regular base salary in the total gross amount of $104,125.00, to be paid in approximately 21 equal weekly installments (the “Severance Period”);

(iii)	The Company shall accelerate and pay to Mr. McNeill (x) his annual bonus, consisting of a payment of $29,988.00, and (y) $29,469.95 of accrued and unused vacation time;

(iv)	The Company shall extend the period for Mr. McNeill to exercise his vested stock options to the end of the Severance Period; and

(v)
The Separation Agreement provides for a customary general release and waiver of claims, requires compliance with the provisions governing confidentiality, and mandates the reaffirmation of existing obligations to the Company.

The foregoing is a brief description of the Separation Agreement and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Appointment of Richard Catalano as Chief Financial Officer

On August 30, 2022, the Board of Directors appointed Richard Catalano as Chief Financial Officer, Vice President, Secretary and Treasurer of the Company, effective as of August 30, 2022.

Mr. Catalano, age 62, is an experienced senior-level accounting professional who began his career at KPMG LLP in 1982. Throughout his 37 years as an audit professional, Mr. Catalano has advised a diverse array of clients through private equity financed transactions, M&A related accounting, and filings with the U.S. Securities and Exchange Commission. Towards the later part of his tenure, Mr. Catalano served as the leader of KPMG LLP’s Metro New York Healthcare and Life Sciences Practice and then co-led KPMG Global Audit Methodology Group. Mr. Catalano is a Certified Public Accountant licensed to practice in the State of New York. Mr. Catalano holds a bachelor’s degree in Business Administration in Accounting from Hofstra University.

There is no family relationship between Mr. Catalano and any director or officer of the Company. There are no transactions between Mr. Catalano and the Company that would be required to be reported under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

In connection with Mr. Catalano’s appointment, the Company and Mr. Catalano entered into an offer letter which summarizes the terms of his employment and compensation (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Catalano will receive an initial annual base salary of $250,000 and is eligible to participate in the bonus plan available to the Company’s senior executives. In addition, Mr. Catalano was granted stock options to purchase 20,000 shares of the Company’s common stock, which shall vest in four equal installments.

The foregoing is a brief description of the Offer Letter and is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is attached hereto as Exhibit 10.2, and incorporated herein by reference.

On September 1, 2022, the Company issued a press release announcing Mr. Catalano’s appointment as Chief Financial Officer. A copy of the press release is being furnished as Exhibit 99.1.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Separation Agreement and General Release, dated August 31, 2022, by and between the Company and Thomas McNeill.
10.2	Offer Letter, dated August 30, 2022, by and between the Company and Richard Catalano.

99.1	Press Release, dated September 2, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  September 2, 2022

CVD EQUIPMENT CORPORATION

By:	/s/ Richard Catalano
Name:	Richard Catalano
Title:	Vice President, Chief Financial Officer, Secretary and Treasurer